Schedule 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees that the Schedule 13D filed herewith is filed jointly. This Agreement may be executed in any number of counterparts all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 13th day of June 2016.

Neuberger Berman Group LLC

/s/Joseph Amato
By: Joseph Amato
President

Neuberger Berman Fixed Income Holdings LLC

/s/Heather Zuckerman
By: Heather Zuckerman
Executive Vice President

Neuberger Berman Investment Advisers LLC

/s/Joseph Amato
By: Joseph Amato
President - Equities

Neuberger Berman LLC

/s/Joseph Amato
By: Joseph Amato
President and Chief Executive Officer

/s/Benjamin Nahum
Benjamin Nahum

/s/Amit Solomon
Amit Solomon